                                                                    EXHIBIT 99.4
                           AGREEMENT OF PARTNERSHIP
                                      OF
                                HC ASSOCIATES


        THIS AGREEMENT OF PARTNERSHIP is made and entered into as of the 30th day of December, 1992, by and among the Persons whose names are subscribed to a counterpart hereof.

                             W I T N E S S E T H:


        WHEREAS, the parties hereto desire to form a general partnership under and pursuant to the laws of the State of Delaware for the purposes and subject to the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I
                                DEFINED TERMS


        1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

        "Accountants" shall mean the firm or firms of independent certified public accountants selected by a Majority in Interest of the Partners on behalf of the Partnership to audit the books and records of the Partnership and to prepare statements and reports in connection therewith.

        "Act" shall mean the Uniform Partnership Act as enacted in the State of Delaware, as the same may be amended from time to time.

        "Affiliate" shall mean, as to any Partner (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), any Person controlled by, under common control with or controlling, directly or indirectly through one or more intermediaries, such Partner or such other Person.

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     "Agreement" shall mean this Agreement of Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

     "Audited Financial Statements" shall mean financial statements (balance sheet, statement of income, statement of partners' equity and statement of cash flows) prepared in accordance with generally accepted accounting principles and accompanied by an independent auditor's report containing (i) an opinion containing no material qualification and (ii) no explanatory paragraph disclosing information relating to material uncertainties (except as to litigation) or going concern issues.

     "Bankruptcy" shall mean, with respect to any Partner, (a) the making of an assignment for the benefit of creditors, (b) the filing of any proceedings in bankruptcy or reorganization by or against it or (c) the failure to vacate, discharge or dismmiss within sixty (60) days from the date of its initiation either (i) the filing of a proceeding in bankruptcy against it or (ii) the appointment of a receiver or trustee for all or any part of such Partner's assets or property.

     "Capital Account(s)" shall mean, with respect to any Partner, the separate "book" account which the Partnership shall establish and maintain for such Partner in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

     "Capital Contribution" shall mean, with respect to any Partner, the amount of money and the fair market value of any property other than money contributed to the Partnership with respect to the Partnership Interest held by such Partner.

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        "Cash Flow" shall mean, with respect to any Fiscal Year or other applicable fiscal period, the excess, if any, of (a) all cash receipts of the Partnership from all sources for such period, including without limitation receipts from operations, contributions of capital by the Partners, deposits and all other Partnership cash sources, and all Partnership cash reserves on hand at the beginning of such period, over (b) all cash expenses of the Partnership for such period, all payments of principal and interest on account of Partnership indebtedness and such reasonable cash reserves as a Majority in Interest of the Partners deems necessary for any Partnership needs.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, or any replacement or successor code thereto.

        "Common Stock" shall mean the common stock, $0.01 par value per share, of Santa Fe.

        "Defaulting Partner" shall have the meaning set forth in Section 9.1.

        "Entity" shall mean any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association.

        "Fiscal Year" shall mean the calendar year.

        "Liquidating Trustee" shall mean such Person as is selected by the Non-Defaulting Partner(s), which Person may include an Affiliate of the Partners. The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership, and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation, and/or winding-up of the Partnership.

        "Majority in Interest" shall mean the Partner or Partners holding 66 2/3% of the Percentage Interests then held by all of the Partners.

        "Net Income or Net Loss" shall mean, for each Fiscal Year or other applicable period, an amount equal to the Partnership's

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taxable income or loss for such year or period, determined by the Accountants in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a) of the Code shall be included in taxable income or loss).

     "Non-Defaulting Partner" shall have the meaning set forth in Section 9.1.

     "Partners" shall mean the original signatories to this Agreement, their duly admitted successors or assigns or any Person who is a partner at the time of reference thereto.

     "Partnership Interest" shall mean the right, title and interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

     "Percentage Interest" shall mean the percentage set forth opposite each Partner's name on Schedule A attached hereto.

     "Person" shall mean any natural person or Entity.

     "Regulations" means the proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code, as amended from time to time.

     "Santa Fe" shall mean Sante Fe Energy Resources, Inc., a Delaware corporation, together with any successor thereto.

     "Tax Items" shall have the meaning set forth in Section 4.4A.

     "Tax Matters Partner" shall have the meaning set forth in Section 6.4.

     1.2 Exhibits, Etc. References to "Exhibit" or to "Schedule" are, unless otherwise specified, to an Exhibit or Schedule attached to this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by such reference.


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                                  ARTICLE II

                           FORMATION OF PARTNERSHIP

        2.1 Formation of Partnrship. The Partners have agreed and by these presents do hereby enter into a general partnership under the laws of the State of Delaware.

        2.2 Name. The business of the Partnership shall be conducted under the name HC ASSOCIATES, or such other name or names designated in writing by a Majority in Interest of the Partners. All transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in the name of the Partnership or such other name or names as shall be determined by the Partners in writing from time to time.

        2.3 Principal Place of Business. The location of the Parternship's principal place of business shall be at 200 West Madison Street, 27th Floor, Chicago, Illinois 60606 or such other location as shall be designated by a Majority in Interest of the Partners.

        2.4 Purpose and Business of the Partnership. The purpose of the Partnership shall be to acquire, hold, own, sell, transfer, encumber, convey, exchange and otherwise deal with shares of Common Stock of Santa Fe, and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purpose. The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated.

        2.5 Term. The Partnership shall commence its business as of the date hereof and shall continue until its termination on December 31, 1997, unless sooner terminated as hereinafter provided.

        2.6 Documents. The Partners shall execute all such certificates, notices, statements or other instruments, including without limitation, fictitious or assumed name certificates, as shall constitute compliance with all requirements as may be necessary to enable the Partnership to conduct its business or to own its properties under the Partnership name or to preserve the character of the Partnership under applicable law.

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                                 ARTICLE III

                             PARTNERSHIP CAPITAL

        3.1 Contributions of Partners. Each Partner shall contribute to the Partnership the amount of cash and Common Stock set forth opposite its name on Schedule A attached hereto. By execution and delivery of this Agreement, the Partners hereby acknowledge and agree that the relative values of their capital interests in the Partnership are as reflected by the Capital Accounts and Percentage Interests. Except as otherwise expressly provided herein or required by applicable law, the Partners shall not be required to contribute any additional capital to the Partnership.

        3.2 Withdrawal, Return of Capital; Interest. No Partner shall be entitled to withdraw any part of its Capital Contribution(s), or shall be entitled to any distributions from the Partnership, except as specifically provided herein. No Partner shall be entitled to interest on any Capital Contribution to the Partnership.

        3.3 No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.

        3.4 Priority. Except as otherwise expressly provided herein, there shall be no priority among the Partners as to the return of

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capital contributions or withdrawals from or distributions of the Partnership.


                                  ARTICLE IV
                       ALLOCATION OF PARTNERSHIP ITEMS

        4.1 Net Income and Net Loss. After giving effect to the allocations set forth in Section 4.2, Net Income or Net Loss, as the case may be, for any Fiscal Year or other applicable period shall be allocated between the Partners in accordance with their respective Percentage Interests.

        4.2 Allocations Subsequent to Assignment. To the extent permitted by the Code, Net Income or Net Loss and other items attributable to a Partnership Interest acquired by reason of an assignment from a Partner shall be allocated or adjusted between the assignor and the assignee based upon either (a) the length of time in any fiscal period of the Partnership during which the assigned Partnership Interest was owned by each of them, determined with reference to the effective date of the assignment, or (b) an interim closing of the Partnership's books (at assignor's sole expense), such manner of allocation or adjustment to be determined by the assignor, with the consent of the remaining Partners, which consent shall not be unreasonably withheld.

                                  ARTICLE V
                          PARTNERSHIP DISTRIBUTIONS

        The Partners shall cause the Partnership to distribute Cash Flow to the Partners quarterly in amounts determined by a Majority in Interest of the Partners, provided all such distributions shall be in accordance with the Partners' respective Percentage Interests.


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                                  ARTICLE VI
                              ACCOUNTING MATTERS

        6.1 BOOKS AND RECORDS. The Partners shall maintain or cause to be maintained at the offices of the Partnership full, true, complete and correct books of account of the Partnership, in accordance with generally accepted accounting principles applied on a consistent basis. The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership's business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of accounts kept by persons engaged in a business of a like kind and character. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. Each Partner shall, at reasonable times, have free access thereto for the purpose of inspecting or copying same.

        6.2 REPORTS. The Partners shall prepare, or cause to be prepared, and furnish to each Person who was a Partner during a Fiscal Year as soon as practicable after the close of such Fiscal Year, but in no event later than 90 days after the close of the Fiscal Year, Audited Financial Statements of the Partnership, consistent with the books of account of the Partnership, together with the reports thereon and all supplementary schedules and information prepared by the Accountants.

        6.3     ACCOUNTING DECISIONS.   All decisions as to accounting
principles shall be made by a Majority in Interest of the Partners.

        6.4 TAX MATTERS PARTNER. Zell/Chilmark Fund, L.P. is hereby designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Partnership; provided, however, (i) in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership; (ii) the Tax Matters Partner shall consult in good faith with the other Partners regarding the filing of a Code Section 6227(b) administrative adjustment request with respect to the Partnership before filing such request, it being understood,

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however, that the provisions hereof shall not be construed to limit the ability of any Partner, to file an administrative adjustment request on its own behalf pursuant to Section 6227(a) of the Code; (iii) the Tax Matters Partner shall consult in good faith with the other Partners regarding the filing of a petition for judicial review of an administrative adjustment request under
Section 6228 of the Code, or a petition for judicial review of a final partnership administrative judgment under Section 6226 of the Code relating to the Partnership before filing such petition; (iv) the Tax Matters Partner shall give prompt notice to the other Partner of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine Partnership income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Partnership level relating to the Partnership under Section 6223 of the Code, receipt of written notice of the final Partnership administrative adjustment relating to the Partnership pursuant to Section 6223 of the Code, and receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Partnership; and (v) the Tax Matters Partner shall promptly notify the other Partners if the Tax Matters Partner does not intend to file for judicial review with respect to the Partnership.

     6.5 Tax Elections And Returns. The Tax Matters Partner shall, from time to time, make such tax elections on behalf of the Partnership as it deems necessary or desirable in its sole discretion to carry out the business of the Partnership or the purposes of this Agreement, including but not limited to elections under Section 754 of the Code. The Tax Matters Partner shall cause the Accountants to prepare and file federal, state and local tax returns for the Partnership on a timely basis, and shall furnish copies thereof to the Partners with required partnership schedules showing allocations of book and tax items. The Tax Matters Partner shall cause the Accountants to submit to the Partners on or before the first day of the fourth month following the end of each Fiscal

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Year for approval all federal and state income tax returns of the Partnership.
If any Partner shall disapprove the tax returns of the Partnership, as submitted by the Accountants, such disapproving Partner may indicate to the Accountants the suggested revisions to the tax returns.

        6.6     Interim Accounting.     A Majority in Interest of the Partners
may cause the books of account of the Partnership to be closed on an interim basis, when a Majority in Interest of the Partners deems such closing necessary or appropriate under the circumstances, including but not limited to a transfer of a Partnership Interest causing a termination of the Partnership for tax purposes.

                                 ARTICLE VII
                      RIGHTS AND DUTIES OF THE PARTNERS

        7.1     Management.     Except as otherwise provided herein, any
decisions concerning the business or property of the Partnership shall be made by a Majority in Interest of the Partners.

        7.2     Right of Public to Rely on Authority of the Partners.   Nothing
herein contained shall impose any obligations on any Person doing business with the Partnership to inquire as to whether or not a Partner has exceeded its authority in executing any contract, lease, mortgage, deed or other instrument on behalf of the Partnership, and any such third person shall be fully protected in relying upon such authority.

        7.3 Reimbursement. Upon proper written substantiation and verification, any Partner shall be entitled to receive out of Partnership funds available therefor reimbursement of all amounts reasonably expended by such Partner out of its own funds in payment of properly incurred Partnership obligations. To the extent the duties of the Partners require expenditures of funds to be paid to third parties, the Partners shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require

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the Partners, in their capacity as such, to expend individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

     7.4 Compensation of the Partners. The Partners shall not be entitled to any compensation for sevices rendered to the Partnership solely in their capacity as Partners.

     7.5 Contracts with Affiliates. The Partnership may retain, on behalf of the Partnership, the services of a Partner or a firm to which a Partner is an Affiliate to render such services as a Majority in Interest of the Partners shall deem advisable for the operation and management of the Partnership on such terms and for such compensation as a Majority in Interest of the Partners shall determine. The validity of any transaction, agreement or payment involving the Partnership and an Affiliate, otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between the Partnership and the Partners or such Affiliate.

     7.6  Waiver and Indemnification.

     (a) Neither the Partners nor any Person acting on their behalf pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the Partners by this Agreement and the Act, provided that the Partner's or such other Person's conduct or omission to act was taken in good faith and in belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the Partner or such other Person shall not be guilty of fraud, misconduct or negligence. The Partnership shall, and hereby does, indemnify and hold harmless the Partners and their Affiliates and any individual acting on their behalf from any loss, damage, claims or liability, including, but not limited to, reasonable attorneys' fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no

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
Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

        (b) Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such Person; provided, however, that such advances shall be repaid to the Partnership, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not to be entitled to such indemnification. All rights of the indemnitee hereunder shall survive the dissolution of the Partnership; provided, however, that a claim for indemnification under this Agreement must be made by or on behalf of the Person seeking indemnification prior to the time the Partnership is liquidated hereunder. The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the person seeking indemnification shall be entitled, whether at law or at equity. Indemnification pursuant to this Agreement shall be made solely and entirely from the assets for the Partnership and no Partner shall be liable therefor.

        7.7 Title Holder. To the extent allowable under applicable law, the Partnership may hold title to all or any part of its properties in the name of an individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Partnership, and may agree that any such title holders be vested with all or any part of the powers which might otherwise reside in the Partnership. Any such title holders shall perform any and all of their respective functions to the extent and upon such terms and conditions as may be determined from time to time by a Majority in Interest of the Partners in accordance with the terms hereof.

        7.8 Acquisition Of Additional Common Stock. If any Partner (the "Offering Partner") intends to acquire, directly or indirectly, any additional shares of Common Stock such Partner


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shall provide to the other Partners prior notice of, or if not reasonably practicable, prompt notice following, such acquisition and shall offer to each of the other Partners an option, exercisable within ten (10) days after delivery of the Offering Partner's notice, to acquire that proportion of the Common Stock acquired or to be acquired which is equal to the exercising Partner's Percentage Interest in the Partnership immediately prior to the acquisition at the purchase price described below and on the same terms as such Common Stock is to be acquired by the Offering Partner. In the event any Partner exercises its option to acquire such additional shares of Common Stock, the purchase price for such shares shall be equal to the cost thereof to the Offering Partner, including any brokerage fees and commissions paid by the Offering Partner, together with interest at the per annum prime rate announced from time to time by Citibank, N.A. on such purchase price from the date the shares are acquired by the Offering Partner to the date of payment. All additional shares of Common Stock acquired directly or indirectly by any Partner shall promptly be contributed by such Partner to the Partnership and the respective Capital Accounts and Percentage Interests of the Partners shall be adjusted accordingly.


                                 ARTICLE VIII
                      TRANSFER OF PARTNERSHIP INTERESTS;
                       WITHDRAWAL FROM THE PARTNERSHIP


        8.1 General Restriction on Transfer. Except as provided in Section 8.3, no Partner may, directly or indirectly, sell, assign, pledge, encumber or otherwise dispose of (collectively, "transfer") all or any portion of its Partnership Interest, whether or not the transferee shall thereby, or as a result thereof, become or seek to become a Partner, without the express prior written consent of the other Partners. Any Partnership Interest validly transferred in accordance with the provisions of this Article VIII shall remain subject to all limitations and restrictions contained in this

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Agreement and any such transferee must so agree in writing as provided in
Section 8.4.

     8.2 FURTHER RESTRICTIONS ON TRANSFER. In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of any Partnership Interest be made (a) to any Person who lacks the legal right, power or capacity to own a Partnership Interest; (b) to any Person whose status as a Partner would have an adverse effect for income tax purposes on the Partnership or any of the continuing Partners (including, without limitation, a constructive termination of the Partnership pursuant to Code
Section 708(b)(1)(B)); (c) in violation of any provision of any instrument or agreement to which the Partnership is a party or otherwise bound; (d) in violation of applicable law; or (e) of any component portion of a Partnership Interest, separate and apart from all other components of said Partnership Interest.

     8.3 RIGHT OF FIRST REFUSAL. If a Partner desires to sell all or any portion of his Partnership Interest (the "Selling Partner"), such Selling Partner shall give written notice to each of the other Partners stating the Percentage Interest to be transferred (the "Offered Interest"), the name and address of the proposed transferee, the purchase price and method of payment for the Offered Interest and any other material terms of sale. Each of the other Partners (or their respective designees) shall then be entitled to purchase, for a period of thirty (30) days following the receipt of notice from the Selling Partner, that proportion of the Offered Interest which equals the proportion which the Percentage Interest of such Partner bears to the aggregate Percentage Interest of all of the other Partners electing to purchase the Offered Interest pursuant hereto. Any purchase pursuant to this Section 8.3 shall be at the price and upon the terms and conditions specified in the Selling Partner's notice. If the other Partners (or their respective designees) do not elect to purchase all of the Offered Interest, the Selling Partner shall have the right to sell all of the Offered Interest to the proposed transferee named in the Selling Partner's notice provided that (i)

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
    such sale is consummated within sixty (60) days after the expiration of the option period, (ii) such sale is made strictly upon the terms set forth in the Selling Partner's notice, and (iii) the transferee has complied with the provisions of Section 8.4 hereof. The closing of any purchase and sale hereunder shall occur at the principal office of the Partnership on the later of the date specified in the Selling Partner's notice or thirty (30) days following the expiration of the option period.

        8.4 New Partners. Any Person, not then a Partner, to whom a Partnership Interest shall be transferred in accordance with the provisions hereof shall not, notwithstanding in such transfer, become a Partner hereunder unless such Person shall, in a written instrument reasonably satisfactory to the Partners, expressly assume and agree to be bound by all of the terms and provisions of this Agreement. All reasonable costs and expenses incurred by the Partnership in connection with any transfer, and, if applicable, the admission of a Person as a Partner hereunder, shall be paid by the transferring Person. If a Partnership Interest is transferred in accordance with the provisions hereof and the transferee refuses to execute an agreement to be bound by all of the terms and provisions of this Agreement, such transferee shall be deemed a mere assignee of profits only without any right, power or authority of a Partner hereunder and shall bear losses in the same manner as its predecessor in interest; the transferor of such interest shall thereafter be considered to have no further rights or interest in the Partnership with respect to the interest transferred, but shall nontheless be subject to its obligations under this Agreement with respect to such interest. Upon compliance with the provisions hereof, and upon execution and delivery of the aforesaid written instrument by the transferee, the transferee shall be admitted to the Partnership as a Partner, the transferor shall withdraw from the Partnership to the extent of its transferred Partnership Interest, and, subject to Section
8.2, the transferor shall be relieved of any further liabilities or obligations as a Partner to the extent of its transferred Partnership Interest from and after

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
the effective date of such transfer, but shall continue to be liable for any matters arising prior to the effective date of such transfer.

        8.5 DISSOLUTION OF PARTNERSHIP UPON TRANSFER. Except as otherwise provided by law, in the event of a transfer of a Partnership Interest pursuant to this Article VIII, such transfer shall not cause a dissolution of the Partnership.

                                  ARTICLE IX

                         DISSOLUTION AND TERMINATION

        9.1 DISSOLUTION. The Partnership shall continue in effect until the expiration of its term, unless sooner dissolved upon the occurrence of any one or more of the following events:

                (a) the termination, dissolution, insolvency, Bankruptcy or retirement of any Partner other than in connection with a valid transfer of Partnership Interest;

                (b) the affirmative vote of a Majority in Interest of the Partners to dissolve the Partnership; and

                (c)  dissolution required by operation of law.

        Dissolution of the Partnership caused by a Partner in contravention of this Agreement (a "Defaulting Partner") shall be a violation of this Agreement and the other Partners (the "Non-Defaulting Partners") shall have: all rights and remedies provided under applicable law and, in addition thereto, the right to any and all damages at law or in equity resulting from such violation of this Agreement. To the extent permissible by law, whether or not the business of the Partnership is continued by the Non-Defaulting Partners, such Non-Defaulting Partners shall be permitted to withhold the Defaulting Partner's share of Partnership property the Defaulting Partner would otherwise be entitled to under this Article IX upon the winding-up and termination of the Partnership as collateral security for the obligations such Defaulting Partner may have to the Non-Defaulting Partners in connection with the operation and dissolution of the Partnership.

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
        9.2 Satisfaction of Obligations. No vote by the Partners to dissolve the Partnership pursuant to Section 9.1(b) hereof shall be effective unless, prior to or concurrently with such vote, there shall have been established procedures for the assumption or satisfaction of all of the Partnership's obligations.

        9.3 Accounting. Upon the dissolution of the Partnership, a proper accounting (which shall be certified) shall be made of the assets and liabilities of the Partnership and the Capital Account of each Partner as of the date of dissolution and of the items of Net Income and Net Loss of the Partnership from the date of the last previous accounting to the date of dissolution. Audited financial statements presenting such accounting shall be prepared.

        9.4 Liquidating Trustee.

        9.4A Winding-Up. Upon the dissolution of the Partnership, the affairs of the Partnership shall be wound up and terminated and the Partners shall continue to share Net Income, Net Loss, Cash Flow and other items of the Partnership during the winding-up period in accordance with the provisions of Articles IV and V hereof. The winding-up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the Liquidating Trustee, who is hereby authorized to do all acts authorized by law for these purposes. The Liquidating Trustee, in carrying out such winding up and distribution, shall have full power and authority to sell, assign, transfer and encumber all or any of the Partnership assets; provided, however, the Liquidating Trustee shall not sell any assets unless such transactions shall be made by the Liquidating Trustee solely on an "arm's length" basis and at the best price and on the best terms and conditions that the Liquidating Trustee believes are reasonably available. In the event of the dissolution of the Partnership by the affirmative vote of the Partners as provided by this Agreement, any distribution of Partnership property shall be subject to the conditions set forth in Section 9.5 hereof.

        9.4B Termination. Upon the completion of the winding up of the Partnership and the distribution of all Partnership assets, the

Partnership shall terminate and the Liquidating Trustee shall have the authority to execute and record any and all other documents required to effectuate the termination of the Partnership.

        9.4C Indemnification. The Liquidating Trustee shall be indemnified and held harmless by the Partnership from and against any and all claims, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee's taking of or failure to take any action authorized under, or within the scope of, this Agreement; provided, however, that the Liquidating Trustee shall not be entitled to indemnification for (a) matters entirely unrelated to the Liquidating Trustee's actions under the provisions of this Agreement or (b) its proven gross negligence or proven willful misconduct.

        9.5 Liquidating Distribution. In the event of the dissolution of the Partnership for any reason, the Partnership assets shall be liquidated for distribution in the following rank and order:

                (a) first, to the payment and discharge of all the Partnership's debts and liabilities in the order of priority as provided by law;

                (b) second, to the establishment of any necessary reserves to provide for contingent liabilities, if any; and

                (c) the balance, if any, to the Partners in accordance with their respective positive Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods, including the period during which such distributions occur.

        9.6 Distributions in Kind. Partnership property distributed in kind shall be transferred and conveyed to the distributees as tenants in common subject to any liabilities attached thereto so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property in accordance with this Article IX.

                                  ARTICLE X

                                TRUST PARTNERS

        10.1 TRUSTEE LIABILITY. When this Agreement is executed by the trustee of any trust, such execution is by the trustee, not individually but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto by their execution hereof. Any liability of any Partner which is a trust to the Partnership or to any third person shall be only that of such trust to the full extent of its trust estate and shall not be a personal liability of any trustee, grantor or beneficiary thereof.

        10.2 STATUS OF SUCCESSOR TRUSTEE AS PARTNER. Any successor trustee or trustees of any trust which shall be a Partner herein shall be entitled to exercise the same rights and privileges and be subject to the same duties and obligations as his predecessor trustee. As used in this Agreement, the term "trustee" shall include any or all such successor trustees.

        10.3 TERMINATION OF A TRUST. The termination of any trust which is a Partner shall not terminate the Partnership. Upon the allocation or distribution of all or any portion of the Partnership Interest of a trust which is a Partner pursuant to the exercise of any power of appointment, or otherwise, to a beneficiary of such trust or to another Person or Persons or to another trust or trusts, whether or not such distribution shall terminate such distributing trust, each distributee shall only succeed to the rights of an assignee and shall not become a Partner unless and until the provisions of
Article VIII hereof are adhered to and such distributee executes a counterpart of this Agreement.

                                  ARTICLE XI

                                MISCELLANEOUS


        11.1 Amendments. This Agreement may be amended, modified or changed in any respect only upon the written consent of all Partners.

        11.2 Further Assurances. Each Partner agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

        11.3 Notices. All notices, demands, consents, approvals, requests, offers or other communications which any of the parties to this Agreement may desire or shall be required to be given hereunder shall be in writing and shall be given (a) by registered or certified mail, return receipt requested, (b) by personal delivery, (c) delivery via reputable private air freight service, the cost and expense of such delivery to be borne by the sending party, or (d) by electronic communication (telex or facsimile transmission). All notices shall be addressed to the recipient at the address set forth below its name on the signature page hereof. Any Partner may designate another address (or change its address) for notices hereunder by delivery of a written notice to all other Partners in accordance with the provisions of this Section. Any notice sent in compliance with the above provisions shall be deemed delivered and received, except for electronic communications, on the third business day next succeeding the day on which it was sent, or, if sooner, on the actual date received by the other party, and, in the case of electronic communications, only on the date the sending party receives acknowledgement of receipt of such notice by the other party.

        11.4 Governing Law. This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of Delaware.

     11.5 Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

     11.6 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.

     11.7 Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or to the Partnership shall impair or affect the right of such Partner or the Partnership thereafter to exercise the same. Any extension of time or other indulgences granted to a Partner hereunder shall not otherwise alter or affect any power, remedy or right of any other Partner or of the Partnership, or of the obligations of the Partner to whom such extension or indulgence is granted.

     11.8 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

     11.9 Entire Agreement. This Agreement, and any schedules and exhibits hereto, contain the entire understanding and agreement of the parties hereto relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.

        11.10 Waiver of Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that it or he may have to maintain any action for partition with respect to any Partnership property.

        11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GKH INVESTMENTS, L.P.,                   GKH PARTNERS, L.P., a
a Delaware limited partnership           Delaware limited partnership,
                                         as nominee for GKH Private
                                         Limited

By:  /s/  Melvyn N. Klein                By:  /s/  Melvyn N. Klein
     ----------------------------             ---------------------------
     Name: Melvyn N. Klein                    Name: Melvyn N. Klein
     President of JAKK Holding                President of JAKK
     Corp., a general partner of              Holding Corp., a general
     GKH Partners L.P., a                     partner
     general partner

Address:  200 West Madison St.                Address:  200 West Madison St.
          27th Floor                                    27th Floor
          Chicago, Illinois 60606                       Chicago, Illinois 60606

Attn:     Melvyn N. Klein                     Attn:     Melvyn N. Klein

ZELL/CHILMARK FUND, L.P., a             ERNEST H. COCKRELL TEXAS
 Delaware limited                       TESTAMENTARY TRUST u/a/d
 partnership                            February 20, 1972

By:  ZC, Inc., an Illinois
     corporation, its
     general partner                    By: /s/  Milton T. Grave
                                           ------------------------------
                                             Co-Trustee

By:  Sheli Z. Rosenberg                 By: /s/
     -----------------------------         ------------------------------
     Name:  Sheli Z. Rosenberg               Co-Trustee
     Title: Vice President
                                        By: /s/
Address:  2 N. Riverside Plaza             ------------------------------
          Chicago, Illinois 60606            Co-Trustee

Attn:                                   Address: 1600 Smith Suite 4600
      ------------------------                  -------------------------
                                                 Houston TX 77002
                                                -------------------------
                                                 Milton T. Graves
                                        Attn:   -------------------------

                                        CAROL C. JENNINGS TEXAS
                                         TESTAMENTARY TRUST u/a/d
                                         February 20, 1972

                                        By: /s/
                                           -------------------------
                                             Co-Trustee

                                        By: /s/
                                           -------------------------
                                             Co-Trustee

                                        By: /s/
                                           -------------------------
                                             Co-Trustee

                                        Address: 1600 Smith Suite 4600
                                                -------------------------
                                                 Houston TX  77002
                                                -------------------------
                                        Attn:
                                                -------------------------
                                     -23-